Exhibit 4.32

Supplementary Agreement

to

Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

Capital Increase Agreement

by and among

CCB International (Shenzhen) Investment Co., Ltd.,

VisionChina Media Group Co., Ltd.,

Shenzhen Champ Elysee Venture Capital Management Co., Ltd.,

and

Li Limin

Dated: June 2016

THIS SUPPLEMENTARY AGREEMENT TO SHENZHEN QIANHAI VISIONCHINA MOBILE INTERACTIVE CO., LTD. CAPITAL INCREASE AGREEMENT (this “Agreement”), dated June 24 2016, is made in Shenzhen, China by and among the following parties:

Party A: CCB International (Shenzhen) Investment Co., Ltd. (“CCB Intl”), a limited liability company incorporated and existing under the laws of the People’s Republic of China, with its registered address at Suite 201, Block A, Qianhai Shenzhen-Hong Kong Cooperation Zone Administration Bureau General Office Building, 1 Liyumen Street, 1 Qianwan Road, Shenzhen-Hong Kong Cooperation Zone, Shenzhen (residing at the office of Shenzhen City Qianhai Business Secretaries Co., Ltd.), its legal representative being Zhang Qiang;

Party B: VisionChina Media Group Co., Ltd. (“VisionChina”), a limited liability company incorporated and existing under the laws of the People’s Republic of China, with its registered address at 1/F Champs Elysees 7# Nongyuan Road, Futian District and F/8, Futian Sports Park Cultural Sport Industry Headquarters Building, 3030 Fuqiang Road, Futian Distrct, Shenzhen, its legal representative being Li Limin;

Party C: Shenzhen Champ Elysee Venture Capital Management Co., Ltd. (“Champ Elysee”), a limited liability company incorporated and existing under the laws of the People’s Republic of China, with its registered address at Suite 102A, Champs Elysees 6 # Nongyuan Road, its legal representative being Li Limin; and

Party D: Li Limin (ID Card No: 440301196101030818), being the de facto controller of Party B and Party C

(For the purposes of this Agreement, each a “Party”, collectively the “Parties”; unless otherwise specified herein, all terms and expressions shall have the same meanings as assigned them in the Capital Increase Agreement)

WHEREAS:

(1) CCB Intl, Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd., VisionChina, Champ Elysee, Beijing Baidu Network Information Technology Co., Ltd., Guangdong Zhongke Baiyun New Industry Venture Investment Co., Ltd. and Dongguan Zhongke Zhongguang Venture Investment Co., Ltd. have as of June 23, 2016 entered into that certain Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. Capital Increase Agreement (“Capital Increase Agreement”), whereby it has been agreed for CCB Intl to subscribe, at a price of RMB 150 million, for the newly increased registered capital of Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. (“TargetCo”, “Company” or “VisionChina Mobile”) in the amount of RMB 5.79 million and acquire therewith a 9.09% interest in VisionChina Mobile (“Subject Equity”). Upon such subscription, the registered capital of VisionChina Mobile shall be increased to RMB 63.696562 million.

(2) VisionChina is the controlling shareholder of VisionChina Mobile and Champ Elysee is an enterprise controlled by Li Limin and a shareholder of VisionChina Mobile.

NOW, THEREFORE, for the sake of facilitating the realization of the purposes of the contemplated transaction, the Parties reach the following further agreements with respect to the equity purchase price adjustment mechanism and relevant arrangements on the rights pertaining to the exit of CCB Intl.

Article 1 Performance Covenants

Prior to the contemplated Capital Increase, VisionChina and Champ Elysee have jointly fixed the following operating performance target for VisionChina Mobile, namely, its audited cumulative 2016 and 2017 after-tax net profits (net of non-recurring gains and losses) shall not be lower than RMB 120 million.

If, prior to the formal issuance of the 2017 annual audit report ( such audit to be conducted in accordance with PRC accounting standards by an accounting firm acceptable to CCB Intl with securities business qualifications) of VisionChina Mobile, VisionChina Mobile successfully completes an A-share listing either through an IPO or a backdoor listing, then the foregoing performance covenants shall expiry automatically.

Article 2. Valuation Adjustment

Considering that CCB Intl’s Capital Increase subscription price is based on the foregoing performance target, in light of the principle of fairness, if the operating performance (to be audited in accordance with PRC accounting standards by a Company-appointed accounting firm acceptable to CCB Intl with securities business qualifications; and such audit results shall govern) achieved by the Company during the aforesaid years fails to meet the operating performance target set by VisionChina Media and Champ Elysee, then VisionChina Media and Champ Elysee shall irrevocably agree on a joint and several basis to make adjustments to the equity purchase price and provide make-up payments to CCB Intl.

2.1 Scenario 1 for Make-Up Payments Calculation

If VisionChina Mobile’s audited cumulative 2016 and 2017 after-tax net profits (net of non-recurring gains and losses) is greater than or equal to RMB 40 million but lower than RMB 120 million (excluded), then the make-up payments shall be effected as follows:

(1) Number of Make-Up Payment Shares= (Cumulative Covenanted Profits – Cumulative Actual Net Profits ) / Cumulative Covenanted Net Profits x Number of Subscribed Shares; or

(2) Amount of Cash Make-Up Payment = (Cumulative Covenanted Profits – Cumulative Actual Net Profits ) / Cumulative Covenanted Net Profits x Amount of Capital Increase

2.2. Scenario 2 for Make-Up Payments Calculation

If VisionChina Mobile’s audited cumulative 2016 and 2017 after-tax net profits (net of non-recurring gains and losses) is lower than RMB 40 million, then the make-up payments shall be effected as follows:

(1) Number of Make-Up Payment Shares= Number of Subscribed Shares x 2; or

(2) Amount of Cash Make-Up Payment = Amount of Capital Increase x 2/3.

2.3 Time of Make-Up Payment

VisionChina and Champ Elysee shall cause VisionChina Mobile to appoint an accounting firm acceptable to CCB Intl with securities business qualifications to conduct an audit in accordance with PRC accounting standards within 3 months form each of the fiscal years of 2016 and 2017 and submit an original of the audit report to CCB Intl. If the performance make-up payment conditions are triggered, VisionChina and Champ Elysee shall on a joint and several and irrevocable basis carry out the performance make-up payments in accordance with this Agreement by April 30, 2018.

2.4 Choosing of Performance Make-Up Payments Methods

Upon the valuation adjustment provisions being triggered, VisionChina and Champ Elysee have the right to opt for either share-based make-up payment or cash make-up payment. If the share-based make-up payment method is chosen, then VisionChina and Champ Elysee shall transfer the make-up payment shares at a symbolic price of RMB 1 to CCB Intl ( if at the relevant time there exists a legal obstacle for such symbolic price-based transfer, the Parties shall hold separate discussions on the matter; if no agreement can be reached, the cash make-up payment method shall be applied instead). If the cash make-up payment method is chosen, then VisionChina and Champ Elysee shall pay the relevant cash make-up sums into a designated bank account of CCB Intl.

Article 3 Buyback of Equity

3.1 Investment Period

The Parties agree that the investment period for CCB Intl shall be 2+1 years, namely, a 2-year fixed investment period plus a 1-year optional investment period. Such investment period shall start to run as from the completion by CCB Intl of the payment of the Capital Increase Subscription Price under the Capital Increase Agreement. Upon expiry of 2 years, CCB Intl has the right to unilaterally opt for extending the investment period by 1 year. Whether CCB Intl chooses to so extend shall be governed by its written notice, which notice shall be given by CCB Intl within the last month preceding the expiry of the 2-year period to VisionChina and Champ Elysee. Upon expiry of the 3-year investment period, if the Parties agree to extend the buyback period, the Parties shall hold separate discussions and enter into a written agreement therefor.

3.2 Early Exit

If CCB Intl exits early within the 2-year fixed investment period or after its choosing of an extension of the investment period, it must consult and reach agreement with VisionChina and Champ Elysee.

3.3 Conditions to Buyback

In the event of one or more of the following circumstances, CCB Intl shall have the right to demand VisionChina and Champ Elysee to buy back the Subject Equity held by it at the buyback price agreed hereunder:

(1) Upon expiry of the investment period, CCB Intl is unable to exit pursuant to the exit options specified in Article 4(1) hereof and achieve an annualized minimum investment return of 10%;

(2) VisionChian is in breach of the provisions of Article 6.2;

(3) Mr Li Limin fails to maintain his position as the de facto controller of VisionChina Mobile;

(4) VisionChina Mobile fails to achieve the cumulative covenanted net profits set out in Article 1 hereof;

(5) VisionChina Mobile’s net assets is lower than RMB 150 million; or

(6) Any of VisionChina Mobile, VisionChina and Champ Elysee is in breach of the Capital Increase Agreement, this Agreement or any other agreement entered into with CCB Intl and fails to cure such breach within 10 business days from CCB Intl’s written notice.

Should one or more of the foregoing circumstances occur, CCB Intl shall have the right to notify VisionChina and Champ Elysee in writing to buy back the VisionChina Mobile equity then held by CCB Intl.

3.4 Equity Buyback Price

Equity Buyback Price = Capital Increase Subscription Price + Minimum Investment Return –Pro Rata After Tax Dividends Received by Investor from Company during the Period of Its Ownership of Buyback Equity – Cash Make-Up Payments Received by Investor

Of which, the “Minimum Investment Return” means the investment return to be accrued by the Capital Increase Subscription Price on a daily basis at an annualized rate of 10% during the investment period:

Minimum Investment Return = Capital Increase Subscription Price x 10% x Days of Investment /360

Of which, “Days of Investment” means the calendar days of the period from the date of payment of the Capital Increase Subscription Price (inclusive) to the date of investment exit (inclusive) (inclusive of investment expiry date and investment early exit date).

3.5 Payment of Buyback Price and Change Registrations with Industry and Commerce Authority

Unless waived in part or in all by CCB Intl, VisionChina and Champ Elysee shall within 10 business days from written notice of CCB Intl complete the equity buyback and shall pay in accordance with this Agreement the buyback price into a designated bank account of CCB Intl. CCB Intl will within 10 business days from receipt of the full amount of the buyback price begin to cooperate with VisionChina and Champ Elysee in handling the equity change registration formalities.

Article 4 Investment Exit

In addition to the buyback-based exit method set forth in Article 3, CCB Intl may also opt for any of the following exit methods:

(1) To the extent VisionChina Mobile achieves securitization by way of a listing on the new 3rd board, an A-share IPO or a backdoor listing, CCB Intl may exit through the public market;

(2) To the extent VisionChina Mobile fails to achieve securitization, CCB Intl may exit by transferring the equity to a third party; or

(3) CCB Intl may exit through other lawful avenues.

Article 5 Representations, Warranties and Covenants

VisionChina and Champ Elysee represent, warrant and covenant to CCB Intl as follows:

(1) During the period of investment by CCB Intl, they shall not borrow from a financial institution without prior written consent of CCB Intl.

(2) The offering by VisionChina of performance covenants and buyback arrangement in connection with the investment by CCB Intl has obtained consent from the US-listed company VisionChina Media Inc.

Article 6 Specific Clarifications

Prior to execution of the Capital Increase Agreement and this Agreement, CCB Intl has disclosed its shareholding structure (attached hereto as Annex 1 “CCB International (Shenzhen) Investment Co., Ltd. Shareholding Structure”) to VisionChina Mobile, VisionChina and Champ Elysee and VisionChina Mobile, VisionChina and Champ Elysee have fully understood that CCB Intl is an onshore entity invested and incorporated by round-tripping investment by an offshore company invested by a domestic financial institution and that the upper tier of the shareholding structure of CCB Intl has a foreign owner(s), and VisionChina Mobile, VisionChina and Champ Elysee have in this connection sought advice from their professional advisors and hereby acknowledge and covenant that:

6.1 CCB Intl shall not be held liable in any manner if the validity of their current operating qualifications or the annual inspection, renewal or replacement of such qualifications is affected by the introduction of CCB Intl as a shareholder of VisionChina Mobile;

6.2 They shall not assert the invalidity of the Capital Increase Agreement and/or this Agreement, in whole or in part, on the ground that the upper tier of the shareholding structure of CCB Intl has a foreign owner(s).

6.3 They have taken necessary measures to ensure that upon introducing CCB Intl as its shareholder, VisionChina Mobile may still effectively engage in the scope of business as recorded in its industry and commerce authority registration and conduct its actually conducted operations, and such necessary measures neither violate the laws and regulations of the PRC nor constitute a substantial obstacle to VisionChina Mobile’s future application for listing on the new 3rd Board or on the A-Share market.

Article 7 Confidentiality

7.1 Each Party hereto shall maintain in confidence confidential information pertaining to this Agreement pursuant to such confidentiality requirements as set out in Article 9 of the Capital Increase Agreement.

7.2 Any Party in breach of the confidentiality provisions hereof shall bear the liabilities for breach of confidentiality as stipulated under the Capital Increase Agreement.

8. Notices and Service

8.1 All notices hereunder shall be dispatched by fax, courier service, registered mail or designated email addresses. All notices and correspondences shall be sent to the following addresses, fax numbers or designated email addresses. The contact information of Li Limin shall be as follows:

Li Limin

Mailing Address: 1/F Champs Elysees 6# Nongyuan Road, Futian District, Shenzhen

Postcode: 518040

Fax: 0755-83171111

Designated Email box: chairman@visionchina.cn

8.2 The contact information of the Parties shall be the same as that set out in the Capital Increase Agreement.

Article 9 Breach and Liabilities

9.1 Upon effectiveness of this Agreement, the Parties shall fully, properly and promptly perform their obligations and agreements in accordance with this Agreement. Any breach by any Party hereto of any provision hereof shall constitute a breach.

9.2 If VisionChina and Champ Elysee fail to effect (transfer of performance make-up payment shares, or payment of cash make-up payments, as applicable) in favor of CCB Intl the performance make-up payments (either in the form of shares or cash) in accordance with the times prescribed hereunder, a late payment fee shall be paid to CCB Intl with respect to the amount of the performance make-up payments for each day of delay at a daily rate of 0.05% until the date of the full payment thereof.

9.3 If VisionChina and Champ Elysee fail to buy back the VisionChina Mobile equity held by CCB Intl and complete the payment of equity buyback price in accordance with the times prescribed hereunder, a late payment fee shall be paid to CCB Intl with respect to the amount of the equity buyback price for each day of delay at a daily rate of 0.05% until the date of the full payment by VisionChina Mobile and Champ Elysee of the full amount of such buyback price.

9.4 A Party in breach shall bear the notary fee, attorney’s fee, litigation costs, arbitration costs and other reasonable expense incurred by the non-breaching Party(ies) as a result of the breach of such breaching Party.

9.5 Payment of liquidated damages and of the reasonable expenses of the non-breaching Party(ies) shall be without prejudice to the right of the non-breaching Party to demand the breaching Party to continue to perform this Agreement or its right to terminate this Agreement.

9.6 VisionChina and Champ Elysee agree that they shall be jointly and severally liable to CCB Intl for their obligations to CCB Intl hereunder and their liabilities to CCB Intl as a result of the performance of this Agreement; and VisionChina and Champ Elysee agree that they shall be jointly and severally liable to CCB Intl for VisionChina Mobile’s obligations to CCB Intl hereunder and its liabilities to CCB Intl as a result of the performance of this Agreement.

Article 10 Taxes and Expenses

All taxes and expenses incurred by VisionChina and Champ Elysee as a result of the carrying-out of shares-based make-up payments or cash make-up payments shall be borne by VisionChina and Champ Elysee.

Article 11 Dispute Resolution

11.1 The validity, interpretation and performance of this Agreement shall be governed by the laws of the PRC.

11.2 Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties first through friendly consultations, failing which each Party shall have the right to submit it to Shenzhen Court of International Arbitration for arbitration in Shenzhen in accordance with then effective arbitration rules of such arbitration court. The arbitration award shall be final and binding upon the Parties.

11.3 During the course of a dispute, other than the matters giving rise to such dispute, the Parties shall continue to exercise and perform in good faith their rights and obligations hereunder which are not affected thereby.

Article 12 Effectiveness of Agreement; Miscellaneous Provisions

12.1 This Agreement shall become effective as from the date it is executed by the Parties. This Agreement shall be made in 4 copies. Each Party shall hold one copy. Each copy shall be equally authentic.

12.2 The annex(es) hereto shall be an integral part of this Agreement and shall have the same legal force and effect as this Agreement. The annex(es) to this Agreement shall consist of:

(1) Annex 1: CCB International (Shenzhen) Investment Co., Ltd. Shareholding Structure Chart

12.3 In the event of any discrepancy between this Agreement on the one hand and the Capital Increase Agreement, the articles of association of the Company or any other agreement pertaining to the contemplated transaction on the other, this Agreement shall prevail and the provisions of this Agreement shall apply. To the extent that a matter is not provided for under this Agreement, the provisions of the Capital Increase Agreement apply.

12.4 This Agreement shall terminate automatically once the matters agreed hereunder have been complied with by the Parties.

(Remainder of Page Internationally Left Blank; Signature Pages Follow)

Annex 1:

CCB International (Shenzhen) Investment Co., Ltd. Shareholding Structure Chart

(Signature Page to Supplementary Agreement to Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. Capital Increase Agreement )

CCB International (Shenzhen) Investment Co., Ltd. (common seal)

By:	/s/ Zhang Qiang ( Legal Representative or Authorized Representative Signature)

Name: Zhang Qiang

Title: Chairman

(Signature Page to Supplementary Agreement to Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. Capital Increase Agreement )

VisionChina Media Group Co., Ltd. (common seal)

By:	/s/ Li Limin ( Legal Representative or Authorized Representative Signature)

Name: Li Limin

Title: Chairman

(Signature Page to Supplementary Agreement to Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. Capital Increase Agreement )

Shenzhen Champ Elysee Venture Capital Management Co., Ltd. (common seal)

By:	/s/ Li Limin ( Legal Representative or Authorized Representative Signature)

Name: Li Limin

Title: Executive Director

(Signature Page to Supplementary Agreement to Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. Capital Increase Agreement )

By:	/s/ Li Limin ( Signature)

Name: Li Limin

ID Card No.: 440301196101030818